Exhibit 2.4

FIRST AMENDMENT TO AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

THIS FIRST AMENDMENT TO AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this “First Amendment”), made as of August 5, 2013, by and between AIRTRONIC USA, INC., an Illinois corporation (the “Company”) and GLOBAL DIGITAL SOLUTIONS, INC., a New Jersey corporation (“Parent”).

 WHEREAS, on or about October __, 2012, the Company and Parent entered into an Agreement of Merger and Plan of Reorganization (the “Agreement”) whereby a to be formed subsidiary of the Parent (“Acquisition Corp.”) would merge with and into the Company upon the terms and conditions set forth in the Agreement; and

   WHEREAS, the Agreement anticipated that immediately following the Closing (as defined in the Agreement), Parent (as it will exist as of the closing of the Merger) will sell up to 300 of its Units, with each “Unit” consisting of 10,000 shares of its preferred stock for $1.00 and 10,000 shares of its common stock for $.01, for a purchase price of $1.01 per Unit, in a private placement offering to accredited investors (the “Private Placement”) for the purpose of financing the ongoing business and operations of the Parent and the Surviving Corporation (as defined in the Agreement) following the Merger; and

   WHEREAS, the Agreement anticipated that Parent would make a bridge loan to the Company of up to $2,000,000 with an initial funding of $750,000 (the “Bridge Loan”) with the Company receiving the initial maximum amount of $750,000 upon the terms and conditions set forth in the Bridge Loan documents; and

   WHEREAS, the Agreement provided that contemporaneously with the Closing (as defined in the Agreement), Parent would contribute $2,000,000 to the Surviving Corporation, and the Surviving Corporation would use the proceeds to pay off the Bridge Loan and/or for working capital needs of the business; and

  WHEREAS, on or about March 15, 2013, the Company and the Parent entered into a Bridge Loan Modification and Ratification Agreement, a copy of which is attached hereto as Exhibit A, which modified the Bridge Loan and related documents as set forth in the Bridge Loan Modification and Ratification Agreement; and

WHEREAS, Parent and the Company wish to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.           Unless defined differently herein, all capitalized terms in this First Amendment shall have the same meaning as they have under the terms of the Agreement.

2.           Parent shall no longer be obligated to sell the Units in the Private Placement.

3.           Contemporaneously with the Closing (as defined in the Agreement), Parent will contribute a note, the form of which is set forth on Exhibit B (the “Parent Note”), to the Surviving Corporation in lieu of the $2,000,000 cash contribution set forth in the Agreement.  The initial principal balance of the Parent Note shall be equal to $2,000,000 less the following amounts to be funded or previously funded by Parent:

(a)           The amount representing the outstanding balance of principal plus accrued interest on the Bridge Loan and related 8¼ % Secured Promissory Note (the “Bridge Loan Note”), and the Bridge Loan Note shall be marked paid and cancelled and returned to the Company by the Parent.

(b)           The amount of $252,238.70, (or such greater or lesser amount as finally agreed to), which Parent has agreed to pay to Southport Bank to acquire Southport’s Loan Documents, as that term is defined in the Loan Purchase and Sale Agreement to be entered into by and between Parent and Southport Bank.

(c)           The total amount of cash and the value of Parent’s shares of common stock, $.001 par value that Parent shall make available for settlement of the convenience class and the unsecured creditor class in the Company’s approved Plan of Reorganization;

(d)           The total amount of cash and/or the value of Parent’s shares of common stock, $.001 par value that Parent shall make available for settlement of the administrative claims and expenses in the Company’s approved Plan of Reorganization; and

(e)           All other amounts funded or advanced by Parent to or for the benefit of the Company prior to the Closing Date besides those reflected in the principal balance of the Bridge Loan Note as of the Closing Date.

4.           Section 1.08 of the Agreement is deleted in its entirety and a new Section 1.08 is inserted as follows:

“Section 1.08 Incentive Stock Grants. Parent shall, as of the Closing Date, reserve 4,960,852 of its then issued and outstanding shares of Parent Common Stock for incentive grants to be issued to officers and employees of the Surviving Corporation in accordance with Parent’s 2013 Equity Incentive Plan, at the direction of the President of the Surviving Corporation, in his or her sole discretion.”

5.   General Provisions.

(a)           Parent and Company agree to execute and deliver all such documents and instruments, and do all such other acts and things, as may be reasonably required by each other in the future to perfect, assure, confirm or effectuate the modification contemplated by and set forth in this First Amendment.

(b)           The Agreement and this First Amendment contain the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and may not be amended, modified or discharged, nor any of their terms waived, except by an instrument signed in writing by the party to be bound thereby.

(c)           This First Amendment may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signature of all parties hereto be contained on any one counterpart hereof.  Additionally, the parties hereto agree that for purposes of facilitating the execution of this First Amendment, (a) the signature pages taken from the separate individually executed counterparts of this First Amendment may be combined to form multiple fully executed counterparts, and (b) a facsimile transmission or .pdf document shall be deemed to be an original signature for all purposes.  All executed counterparts of this First Amendment shall be deemed originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Agreement of Merger and Plan of Reorganization as of the date first written above.

PARENT:		COMPANY:

GLOBAL DIGITAL SOLUTIONS, INC.,		AIRTRONIC USA, INC.,
a New Jersey corporation		an Illinois corporation

By:	/s/ William J. Delgado	By:	/s/ Merriellyn Kett
	Name: William J. Delgado		Name: Merriellyn Kett
	Title: CEO		Title: CEO

EXHIBITS

Exhibit A - Bridge Loan Modification and Ratification Agreement – See Exhibit 10.4 to this Form 10.

SCHEDULE OF OMITTED EXHIBITS AND SCHEDULES

The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

Exhibit B - Parent Note